QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in the registration statement on Form F-9 dated October 9, 2009, of our audit report dated March 4, 2009, on the consolidated balance sheets of Canadian Natural Resources Limited as at December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders' equity, comprehensive income and cash flows for each of years in the three year period ended December 31, 2008 and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Canadian Natural Resources Limited as of December 31, 2008. We also consent to the reference to us under the heading "Experts" in the Form F-9.

Chartered Accountants
Calgary, Alberta
October 9, 2009

QuickLinks

  Exhibit 5.1
CONSENT OF INDEPENDENT AUDITORS